CERTIFICATE OF AMENDMENT

                                    OF

                       CERTIFICATE OF INCORPORATION


          The undersigned corporation, organized under the laws of the State of New Jersey, acting to amend its Certificate of Incorporation in accordance with Chapter 9 of the New Jersey
Business Corporation Act, hereby certifies:

          FIRST:     The name of the corporation is

                      DATARAM CORPORATION

          SECOND:     The Board of Directors first on November
11, 1998 and second on November 4, 1999, pursuant to the authority conferred upon it by Section 7-15.1 of the New Jersey Business Corporation Act, adopted resolutions providing for first a two-for-one stock split and second a three-for-two stock split, which resolutions have the effect of amending the Certificate of Incorporation when filed as an amendment to increase the authorized shares of common stock from 18,000,000 shares to 54,000,000 shares.

          THIRD:     This amendment to the Certificate of
Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of the authorized shares that remains unissued after the share divisions exceeding the percentage of authorized shares that was unissued before the share divisions.

          FOURTH:     The Corporation's Common Stock, $1.00 par
value, is the only class of stock which is outstanding.




          FIFTH:     The Amendment to the Certificate of
Incorporation made in connection with these share divisions is to delete Article SIXTH and replace it with the following:

               "SIXTH:     The total number of shares of
                common stock that may be issued by the
                Company is 54,000,000 shares, each having a par value of $1.00.

                All or any part of said shares of common stock may be issued by the Company from time to time, for such consideration as may be fixed by the Board of Directors as provided by law."

          IN WITNESS WHEREOF, Dataram Corporation has caused its duly authorized officer to execute this Certificate on this 31st day of July, 2000.

                         DATARAM CORPORATION

                               ROBERT V. TARANTINO
                         By: ____________________________
                             Robert V. Tarantino, President



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